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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the following Registration Statements and in the related prospectuses of our report dated March 9, 2001, except for Note 22, as to which the date is March 26, 2001, on the consolidated statement of financial condition of Metropolitan Financial Corp. as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000; which report is included in this Annual Report on Form 10-K.

Form S-8 No. 333-69339
Form S-8 No. 333-79223
Form S-8 No. 333-86115
Form S-8 No. 333-37094
Form S-8 No. 333-42474


                                               /s/ Crowe, Chizek and Company LLP

                                                   Crowe, Chizek and Company LLP

Cleveland, Ohio
March 26, 2001